FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

        Inland Container Corporation I
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       (Last)                      (First)                    (Middle)

         1300 MoPac Expressway South
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                                  (Street)

         Austin,                    Texas                       78746
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
       February 28, 2002
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

        Gaylord Container Corporation (GCR)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [  ] Director
    [X ] 10% Owner
    [  ] Officer (give title below)
    [  ] Other (specify title below)
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
         Form filed by One Reporting Person
    ---
     X   Form filed by More than One Reporting Person
    ---
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|
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[TYPE ENTRIES HERE]  |               |               |                    |
                     |               |               |                    |
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Class A Common Stock,|48,312,197(See |D (See         |See Explanatory     |
par value $0.0001    |Explanatory    |Explanatory    |Notes               |
                     |Notes)         |Notes)         |                    |
                     |               |I (See         |                    |
                     |               |Explanatory    |                    |
                     |               |Notes)         |                    |
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                     |               |               |                    |
                     |               |               |                    |
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)


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2. Date Exercisable and Expiration Date (Month/Day/Year)


        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)


   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security


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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)


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6. Nature of Indirect Beneficial Ownership (Instr. 5)



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EXPLANATION OF RESPONSES:

On January 22, 2002, Temple-Inland Inc., a Delaware corporation ("Parent"), through its subsidiary Temple-Inland Acquisition Corporation, a Delaware corporation and indirect, wholly-owned subsidiary of Parent (the "Purchaser"), commenced a tender offer for all outstanding shares of class A common stock, par value $0.0001 per share (the "Shares") of Gaylord Container Corporation, a Delaware corporation (the "Company"). On February 28, 2002, the Purchaser and Inland Investments LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of Parent ("Inland Investments") accepted for payment (and subsequently purchased on March 4,
2002) 42,500,000 and 5,812,197 Shares, respectively. Accordingly, of the 48,312,197 Shares reported, the Purchaser directly owns of record 42,500,000 Shares and Inland Investments directly owns of record 5,812,197 Shares. Inland Container Corporation I, a Delaware corporation and wholly-owned subsidiary of Parent and the parent corporation of the Purchaser and Inland Investments LLC ("ICCI"), may be deemed to be the indirect beneficial owner of 48,312,197 Shares as a result of the Purchaser's and Inland Investments' record ownership of such Shares and the corporate relationship of ICCI to the Purchaser and Inland Investments. Inland Paperboard and Packaging, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("IPPI") owns 1% of the membership interests of Inland Investments LLC. IPPI may be deemed to be the indirect beneficial owner of 48,312,197 Shares as a result of Inland Investments' record ownership of Shares and the corporate relationship of IPPI to Inland Investments, ICCI and Parent. The beneficial ownership of Parent and the Purchaser of such Shares is reported in a Statement of Changes in Beneficial Ownership on Form 4, filed with the Securities and Exchange Commission on March 8, 2002.

Each of Parent, the Purchaser, ICCI, IPPI, and Inland Investments LLC expressly declares that the filing of this statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act or otherwise, the beneficial owner of any securities covered by this statement other than those for which it is record owner.


INLAND CONTAINER CORPORATION I


By:  /s/ M. Richard Warner                             March 8, 2002
   -----------------------------------              ------------------
   Name:  M. Richard Warner                                DATE
   Title: Vice President


**  SIGNATURE OF REPORTING PERSON




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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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Joint Filer Information

Name:                      Inland Investments LLC

Address:                   1209 Orange Street
                           Wilmington, Delaware  19801

Designated Filer:          Temple-Inland Inc.

Issuer & Ticker
Symbol:                    Gaylord Container Corporation (GCR)

Date of Event
Requiring Statement:       February 28, 2002

Signature:                 Inland Investments LLC


                           By: /s/ M. Richard Warner         March 8, 2002
                               ---------------------        ----------------
                                  M. Richard Warner              Date
                                  Vice President



Name:                      Inland Paperboard and Packaging, Inc.

Address:                   4030 Vincennes Road
                           Indianapolis, Indiana 46268

Designated Filer:          Temple-Inland Inc.

Issuer & Ticker
Symbol:                    Gaylord Container Corporation (GCR)

Date of Event
Requiring Statement:       February 28, 2002

Signature:                 Inland Paperboard and Packaging, Inc.


                            By: /s/ M. Richard Warner        March 8, 2002
                                ---------------------        ---------------
                                   M. Richard Warner              Date
                                   Vice President